(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Variable Products Trust

We consent to the use of our report dated February 20, 2014, incorporated herein by reference, for Voya International Value Portfolio, Voya MidCap Opportunities Portfolio, and Voya SmallCap Opportunities Portfolio (formerly, ING International Value Portfolio, ING MidCap Opportunities Portfolio, and ING SmallCap Opportunities Portfolio, respectively), each a series of Voya Variable Products Trust (formerly, ING Variable Products Trust), and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

April 29, 2014